Exhibit 99.1

News Release 22 West Washington Street Chicago Illinois 60602	Telephone: +1 312 696-6000 Facsimile: +1 312 696-6009

Media Contacts:

Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

Michelle Leder, 914-382-6181 or ml@footnoted.org

FOR IMMEDIATE RELEASE

Morningstar Acquires Footnoted.org

CHICAGO, Feb. 9, 2010—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced it has acquired the Footnoted business of Financial Fineprint Inc.,  a privately held firm based in Peekskill, N.Y. The acquisition includes the Footnoted.org website and the Footnoted Pro service. Terms were not disclosed.

Footnoted.org was founded in 2003 by Michelle Leder, author and journalist. Footnoted’s research staff pores over hundreds of SEC filings a day to unearth critical information buried in the fine print, such as evidence of aggressive accounting, excessive compensation, or the type of questionable self-dealing that can indicate more serious problems at a company. With original insight and analysis culled from corporate filings, Footnoted’s free site has become a must-read for professional money managers and analysts, as well as sophisticated individual investors. The company also publishes Footnoted Pro, a service for institutional investors, such as hedge fund firms, that provides insight on actionable items and trends in filings.

Leder will continue to run Footnoted, and Morningstar will make some content from the site available on Morningstar.com, the company’s investment website. In the near future, footnoted.org will become footnoted.com. Additionally, Morningstar will also offer Footnoted Pro to its individual investor, advisor, and institutional clients.

“Morningstar is always looking for ways to provide investors with information to make investing as transparent as possible. There are few better examples of that principle in action than the work Footnoted does to demystify the often-complex details hidden deep in companies’ federal filings,” said Kunal Kapoor, president of individual investor software at Morningstar. “Its content is a natural fit with our investor-centric offerings at Morningstar.com and is a perfect companion to our tools, reports, and research.”

“Footnoted and Morningstar share a common goal to shed light on investing, but many investors remain in the dark,” Leder said. “For the past six years, Footnoted’s small staff has uncovered lots of examples of self-serving actions at publicly traded companies. As part of Morningstar, we’ll be able to provide Footnoted.org’s loyal readers with additional resources from a trusted source for independent research, and we’ll expose thousands of Morningstar clients to our unique content—and what’s truly lurking in public filings.”

Leder became interested in SEC filings early in her career, while writing about a small Florida bank that was engaged in aggressive accounting during the last real estate boom. As a reporter and editor, she spent 10 years at daily newspapers in Florida, Connecticut, and New York. As a freelance business journalist, her work has appeared in BusinessWeek, The New York Times, Portfolio and Slate, among others. Leder is widely quoted in the news media as an expert on SEC filings. In 2003, she authored the book Financial Fine Print, which led her to launch Footnoted.org. Since its inception, Footnoted has been lauded by BusinessWeek, CNN/Money, Financial Times, Fortune, Time, and The Wall Street Journal.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on more than 325,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 4 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. The company has operations in 20 countries and minority ownership positions in companies based in two other countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition, including the global financial crisis that began in 2007; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2008. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

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